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                                                                    EXHIBIT 99.1

                                 [SAMUELS LOGO]

                        2914 Montopolis Drive, Suite 200
                               Austin, Texas 78741
                     Main (512) 369-1400, Fax (512) 369-1500

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                                                         CONTACT:
                                                         Robert Herman
                                                         Chief Financial Officer
                                                         Phone: 512-369-1432

FOR IMMEDIATE RELEASE


                        SAMUELS JEWELERS INC., ANNOUNCES
                       PLAN TO REORGANIZE UNDER CHAPTER 11

               COMPANY WILL CONTINUE TO CONDUCT BUSINESS AS USUAL
            PROVIDING SERVICES TO ALL CUSTOMERS WITHOUT INTERRUPTION.

  RECENT TURNAROUND SUCCESS HAS RESULTED IN INCREASED CUSTOMER SATISFACTION AND RETENTION, INCREASED ASSOCIATE PRODUCTIVITY AND IMPROVED EBITDA PERFORMANCE.

  RESTRUCTURING DEBT IS A POSITIVE STEP CONTINUING BUILDING ON THE TURNAROUND.

Austin, TX, August 4, 2003, Samuels Jewelers, Inc. (NASDAQ OTC Bulletin Board
SMJW), announced today that the Company filed a voluntary petition under Chapter 11 of the U.S. Bankruptcy Code with the U.S. Bankruptcy Court in the District of Delaware to reorganize the Company and restructure its debt as the next step in a successful turnaround effort begun over two years ago. Samuels is the 8th largest retail jewelry chain in America.

 ALL OPERATIONS TO CONTINUE AS USUAL WITH NO INTERRUPTION IN SERVICES

 The Company intends to continue to conduct business as usual. Customers nationwide will continue to receive superior service without interruption. Post-petition obligations to vendors, employees and others will be honored and satisfied in the normal course of business.

 Samuels intends to use the chapter 11 process to reorganize approximately $78 million in debt to greatly reduce the burden of the Company's debts incurred over the last five years and to position Samuels for continued growth and increased profitability. The Company's intention is to convert certain debt to equity in order to clean up its balance sheet thus positioning Samuels as a stronger Company.

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 Randy McCullough, who became President and CEO of Samuels in March 1998, said,
 "This is a positive step that continues to build on the successful turnaround effort we began over two years ago. Our efforts have already resulted in greatly improved customer satisfaction and retention rates, improved associate productivity and improved EBITDA performance. When we emerge from these proceedings with a new capital structure combined with the commitment of our management team and employees to execute our strategy, we believe we will finally be able to unlock Samuels' tremendous potential."

 Mr. McCullough continued, "This is an industry with remarkable growth opportunities. At the same time, the debt burden incurred in the past has seriously limited Samuels' ability to move forward to capture increased market share in our existing stores. After careful consideration of the various strategic alternatives available to the Company, we have determined that the decision to pursue restructuring of our debt through Chapter 11 is the optimum solution, given current economic conditions and the current state of the equity and debt markets. Restructuring our debt burden will provide:

         o The resources to continue to improve market share and customer count;

         o   The means to further enhance our product offering to our customers;
             and

         o Access to the operating capital to complete all phases of the turnaround."

POSITIONED TO TAKE ADVANTAGE OF SALES GROWTH OPPORTUNITIES IN THE JEWELRY
INDUSTRY

Mr. McCullough noted that, despite the current pressure on sales in the jewelry sector, the demand for diamonds is expected to continue increasing in 2003 and subsequent years. The jewelry industry is poised for high growth as demand increases over the next several years.

"Samuels is operationally and strategically positioned to take full advantage of this business opportunity," Mr. McCullough said, "with a strong brand, knowledgeable and motivated employees and a seasoned, experienced management team committed to staying with the Company through this process focused on executing our strategic plan. We believe our plan will provide for a significantly better capitalized Company that will allow us to further improve our customer service, product offering, store contribution and to systematically grow our business."

SENIOR MANAGEMENT COMMITTED TO BUILDING ON PROGRESS

Senior management, including Mr. McCullough, is committed to building on the progress the Company has achieved thus far and will remain in place to lead Samuels through the Chapter 11 proceedings and beyond. They have made substantial progress and will continue with efforts to: streamline operations, continue to institute strict financial controls, improve the Company's revenue and provide the superior customer service that has become a hallmark of the Company.

Mr. McCullough concluded, "I look forward to the coming months, working closely with the management team and our talented and dedicated employees to realize the goals we have set for Samuels and for ourselves. In addition, I will be working with our vendor partners, with whom we have strong relationships, to further improve on our merchandise assortments in order to maximize the return on our mutual investment in Samuels."

BACKGROUND ON CHAPTER 11

Chapter 11 of the U.S. Bankruptcy Code allows a Company, like Samuels, to continue to operate its business and manage its assets in the ordinary course of business. Congress enacted Chapter 11 to avoid the negative effects of liquidation proceedings and to enable a business to preserve its going concern value and its operations, as well as to provide its employees with jobs and to satisfy creditor claims based upon the value of the reorganized Company.


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ABOUT SAMUELS JEWELERS, INC.

Samuels Jewelers, Inc. operates a national chain of specialty retail jewelry stores located in regional shopping malls, power centers, strip centers and stand-alone stores. The Company sells fine jewelry items in a wide range of styles and prices, with a principal emphasis on diamond and gemstone jewelry. As of August 4, 2003 the Company operates 113 retail jewelry stores in 19 states. The Company also sells jewelry online at SamuelsJewelers.com. The Company currently operates stores under the following four trade names: "Samuels", "C&H Rauch", "Schubach" and "Samuels Diamonds". Measured by the number of retail locations, Samuels is the eighth largest specialty retail of fine jewelry in the country.

Forward-looking statements in this press release and all other statements that are not historical fact are subject to risk and uncertainties, which may cause the company's performance to vary. Specific risks include, but are not limited to, industry competition factors and other risks identified in the Company's filings with the Securities and Exchange Commission.


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